UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 15, 2020
Commission file number 001-11625
Pentair plc
(Exact name of Registrant as specified in its charter)

Ireland	98-1141328
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification number)

Regal House, 70 London Road, Twickenham, London, TW13QS United Kingdom
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: 44-74-9421-6154

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.01 per share	PNR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 15, 2020, Pentair plc (the “Company”) announced the appointment of Robert P. Fishman as the Company’s Executive Vice President, Chief Financial Officer and Chief Accounting Officer. Mr. Fishman succeeds Mark C. Borin who previously announced his plan to resign from his position in connection with accepting an operational leadership opportunity at a private, employee-owned company. Mr. Fishman is expected to commence employment with the Company on April 20, 2020 to facilitate a smooth transition before assuming the CFO and CAO responsibilities on May 1, 2020 or such later day following the date on which the Company’s Form 10-Q for the quarter ended March 31, 2020 is filed with the SEC. Mr. Borin will remain as an Executive Vice President until his planned resignation from the Company on or about June 6, 2020.

Mr. Fishman, 56, is the former Executive Vice President and Chief Financial and Accounting Officer of NCR Corporation, a global omni-channel technology solutions company, after which he served as Senior Advisor to NCR until 2019. Mr. Fishman began working at NCR in 1996 and held numerous finance roles of increasing responsibility until he assumed the Chief Financial Officer role in 2009 until 2018. Prior to joining NCR, Mr. Fishman held finance and treasury roles at AT&T Corporation and consulting and audit roles at PricewaterhouseCoopers LLP. Mr. Fishman holds an HBA from the University of Western Ontario in London, Ontario and an M.B.A. from The Wharton School at the University of Pennsylvania in Philadelphia, Pennsylvania.

The Company’s Compensation Committee approved the compensation for Mr. Fishman. Mr. Fishman will receive an annual base salary of $650,000 and will have a target annual incentive compensation opportunity of 100% of his base salary, and Mr. Fishman’s annual incentive for 2020 will be pro-rated for the portion of the year he is employed. In lieu of his annual long-term incentive award for 2020, Mr. Fishman will receive an initial equity award consisting of restricted stock units with a grant date fair value of $1,500,000 that will cliff vest at the end of three years.

Mr. Fishman is also eligible to receive other benefits provided to executive officers as included in the Company’s 2020 Proxy Statement, including a Key Executive Employment and Severance Agreement (the “KEESA”) that will be effective upon his commencement of employment with the Company. The KEESA will provide that Mr. Fishman could be entitled to certain severance and other benefits following a “change in control” (as defined in the KEESA) of the Company if Mr. Fishman is involuntarily terminated, other than for death, disability or “cause” (as defined in the KEESA), or if Mr. Fishman terminates his employment for conditions that constitute “good reason” (as defined in the KEESA). The foregoing description of the KEESA is qualified in its entirety by reference to the full text of the KEESA, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On April 15, 2020, the Company also announced that Karl R. Frykman, the Company’s Executive Vice President and Chief Operating Officer, will no longer serve in his officer positions on June 6, 2020 and the role of COO will be eliminated at that time. Mr. Frykman will remain employed with the Company at his current compensation through December 31, 2020 to assist with a smooth transition. In connection with the elimination of Mr. Frykman’s role, Mr. Frykman is eligible to receive a cash separation payment equal to two times his annual base salary and target bonus that will be payable in two lump sum payments in January 2021 and January 2022, as well as a payment of Mr. Frykman’s annual incentive for 2020 based on actual results and payable at the same time that annual incentive awards are paid to the Company’s other executive officers. He is also eligible to receive a healthcare subsidy payment equal to 24 months of the employer portion of his medical benefits payable on the first lump sum payment date and outplacement services valued at up to $15,000. These separation benefits are contingent upon Mr. Frykman signing and not rescinding a release of claims and complying with certain post-termination covenants, including a two-year non-competition and non-solicitation agreement.

A copy of the press release announcing these and other management changes is filed herewith as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable

(d)	Exhibits:

(10.1)
Form of Key Executive Employment and Severance Agreement for Robert P. Fishman (Incorporated by reference to Exhibit 10.3 in the Quarterly Report on Form 10-Q of Pentair plc for the quarter ended June 30, 2018 (File No. 001-11625)).

(99.1)	Pentair plc Press Release dated April 15, 2020 announcing appointments to executive leadership team.
(104)	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on April 15, 2020.

PENTAIR PLC
Registrant

By	/s/ Karla C. Robertson
Karla C. Robertson
Executive Vice President, General Counsel and Secretary